CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 28, 2021, relating to the financial statements and financial highlights of USA Mutuals Vice Fund (formerly, USA Mutuals Vitium Global Fund) and USA Mutuals All Seasons Fund (formerly, USA Mutuals Navigator Fund), each a series of Northern Lights Fund Trust IV, for the year ended March 31, 2021, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Acocunting Firm” in the Prospectus and “Policies and Procedures for Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

July 22, 2021